Exhibit 99.1

Wave Systems Statement on the Passing of Chairman of the Board John E. Bagalay

Lee, MA—December 1, 2014 —Wave Systems Corp. (NASDAQ: WAVX) is saddened by the unfortunate passing on Saturday, November 29, of longtime Chairman and member of the company’s Board of Directors, John E. Bagalay, Jr., Ph.D. Mr. Bagalay had been a valued member of the Board since 1993 and Chairman of the Board since 2003. He will be remembered for the many significant contributions he had made to the company over the past 20 years.

“We are deeply saddened by John’s passing, and we have been immensely privileged to benefit from his support and contributions to the company for so many years,” said Bill Solms, Wave’s President and CEO. “We will truly miss him, and we will miss the wisdom he always shared with us. Our thoughts and prayers are with his family.”

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About Wave Systems

Wave Systems Corp. (NASDAQ: WAVX) reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave has been a foremost expert on this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbour for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

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Company:

Wave Systems Corp.

Walter A. Shephard, CFO

413-243-1600

investors@wave.com

Investor Relations:

Catalyst Global

David Collins, Chris Eddy

212-924-9800

wavx@catalyst-ir.com